                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              PMT SERVICES, INC.,

                     PMT ILLINOIS ACQUISITION CORPORATION,

                         DATA TRANSFER ASSOCIATES, INC.

                                      AND

                      MARTIN R. BINDER, RICHARD M. BINDER
                                 AND JOHN RANTE

                               AS STOCKHOLDERS OF
                         DATA TRANSFER ASSOCIATES, INC.



                             DATED:  JULY 25, 1996

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----

RECITALS.............................................................................   1

ARTICLE 1 - THE MERGER...............................................................   1
           1.1  The Merger...........................................................   1
           1.2  The Closing..........................................................   2
           1.3  Effective Time.......................................................   2

ARTICLE 2 - ARTICLES OF INCORPORATION AND BYLAWS AND OFFICERS
            AND DIRECTORS OF THE SURVIVING CORPORATION...............................   2
           2.1  Articles of Incorporation............................................   2
           2.2  Bylaws...............................................................   2
           2.3  Directors............................................................   2
           2.4  Officers.............................................................   2

ARTICLE 3 - CONVERSION OF DATA TRANSFER STOCK........................................   2
           3.1  Conversion of Shares.................................................   2
           3.2  Fractional Shares....................................................   3
           3.3  Exchange of Certificates.............................................   3
           3.4  Stock Splits, Etc. of PMT Common Stock...............................   4
           3.5  Outstanding Options on Warrants......................................   4

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF DATA TRANSFER..........................   4
           4.1  Existence; Good Standing; Corporate Authority; Compliance With Law...   4
           4.2  Authorization, Validity and Effect of Agreements.....................   5
           4.3  Capitalization.......................................................   5
           4.4  Prior Sales of Securities............................................   5
           4.5  Subsidiaries.........................................................   5
           4.6  Other Interests......................................................   5
           4.7  No Violation.........................................................   6
           4.8  Financial Statements.................................................   6
           4.9  Contracts............................................................   6
          4.10  No Material Adverse Changes..........................................   7
          4.11  Tax Matters..........................................................   7
          4.12  Employees and Fringe Benefit Plans...................................   8
          4.13  Assets; Leaseholds...................................................  10
          4.14  Lawfully Operating...................................................  11
          4.15  No Subleases or Licenses.............................................  11
          4.16  Power of Attorney....................................................  11
          4.17  Cash Flow of Merchant Accounts.......................................  11
          4.18  No Litigation........................................................  11


          4.19  Corporate Records....................................................  12
          4.20  No Defaults..........................................................  12
          4.21  Inventory............................................................  12
          4.22  Hazardous Substances.................................................  12
          4.23  Labor Matters........................................................  14
          4.24  Pooling of Interests.................................................  14
          4.25  No Brokers...........................................................  14
          4.26  PMT Stock Ownership..................................................  15
          4.27  Full Disclosure......................................................  15

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF PMT
            AND MERGER SUB...........................................................  15
           5.1  Existence; Good Standing; Corporate Authority; Compliance With Law...  15
           5.2  Authorization, Validity and Effect of Agreements.....................  16
           5.3  Capitalization.......................................................  16
           5.4  Subsidiaries.........................................................  16
           5.5  Other Interests......................................................  16
           5.6  No Violation.........................................................  16
           5.7  SEC Documents........................................................  17
           5.8  Litigation...........................................................  17
           5.9  Taxes................................................................  17
          5.10  Absence of Certain Changes...........................................  17
          5.11  No Brokers...........................................................  17
          5.12  Data Transfer Stock Ownership........................................  18
          5.13  PMT Common Stock.....................................................  18
          5.14  Pooling of Interests.................................................  18
          5.15  Full Disclosure......................................................  18

ARTICLE 6 - COVENANTS................................................................  18
           6.1  Covenants of PMT and Data Transfer...................................  18
           6.2  Registration.........................................................  20
           6.3  Blackout Period......................................................  23
           6.4  Covenants of Data Transfer...........................................  23
           6.5  Covenants of PMT.....................................................  25

ARTICLE 7 - CONDITIONS...............................................................  26
           7.1  Conditions to Each Party's Obligation to Effect the Merger...........  26
           7.2  Conditions to Obligation of Data Transfer to Effect the Merger.......  28
           7.3  Conditions to Obligation of PMT and Merger Sub to Effect the Merger..  28

ARTICLE 8 - TERMINATION..............................................................  29
           8.1  Termination by Mutual Consent........................................  29
           8.2  Termination by Either PMT or Data Transfer...........................  30
           8.3  Termination by Data Transfer.........................................  30



           8.4  Termination by PMT...................................................  30
           8.5  Effect of Termination and Abandonment................................  30
           8.6  Extension; Waiver....................................................  30

ARTICLE 9 - INDEMNIFICATION..........................................................  31
           (a)  Indemnification by Controlling Data Transfer Stockholders............  31
           (b)  Controlling Data Transfer Stockholders' Liability....................  31
           (c)  Indemnification by PMT...............................................  31
           (d)  Conditions of Indemnification Pursuant to Sections 9(a) and 9(c).....  32
           (e)  Release by the Controlling Data Transfer Stockholders................  33
           (f)  Survival.............................................................  33

ARTICLE 10 - GENERAL PROVISIONS......................................................  34
          10.1  Survival.............................................................  34
          10.2  Notices..............................................................  34
          10.3  Assignment, Binding Effect; Benefit..................................  34
          10.4  Entire Agreement.....................................................  34
          10.5  Amendment............................................................  35
          10.6  Governing Law........................................................  35
          10.7  Counterparts.........................................................  35
          10.8  Headings.............................................................  35
          10.9  Interpretation.......................................................  35
         10.10  Waivers..............................................................  35
         10.11  Incorporation of Exhibits............................................  35
         10.12  Severability.........................................................  36
         10.13  Expenses.............................................................  36
         10.14  Enforcement of Agreement.............................................  36
         10.15  Press Releases.......................................................  36
         10.16  No Third Party Beneficiaries.........................................  36

                          AGREEMENT AND PLAN OF MERGER


          This AGREEMENT AND PLAN OF MERGER (the "Agreement"), is executed as of the 25th day of July, 1996, by and among PMT Services, Inc., a Tennessee corporation ("PMT"), PMT Illinois Acquisition Corporation, a newly formed Illinois corporation and wholly owned subsidiary of PMT ("Merger Sub"), and Data Transfer Associates, Inc., an Illinois corporation ("Data Transfer") and Martin
R. Binder, Richard M. Binder and John Rante, stockholders of Data Transfer (individually, a "Controlling Data Transfer Stockholder" and, collectively, the "Controlling Data Transfer Stockholders").

                                    RECITALS

          A. The Boards of Directors of PMT and Data Transfer each have determined that a business combination between PMT and Data Transfer is in the best interests of their respective companies and shareholders and presents a opportunity for their respective companies to enhance the service provided to consumers and achieve long-term strategic and financial benefits, and, accordingly, have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

          B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "pooling of interests."

          C. PMT, Merger Sub, Data Transfer and the Controlling Data Transfer Stockholders desire to make certain representations, warranties and agreements in connection with the merger.

          NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE 1

                                   THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Data Transfer in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). Data Transfer shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall be a wholly owned subsidiary of PMT. The Merger shall have the effects specified in Section 5/11.05 of the Illinois Business Corporation Act ("IBCA").

          1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Waller Lansden Dortch & Davis, a Professional Limited Liability Company, 511 Union Street, Suite 2100, Nashville, Tennessee, at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 7 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as PMT and Data Transfer may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

          1.3  Effective Time.  If all the conditions to the Merger set forth in
Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8, the parties hereto shall cause Articles of Merger meeting the requirements of Section 5/11.05 of the IBCA to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Articles of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").


                                   ARTICLE 2

                      ARTICLES OF INCORPORATION AND BYLAWS
            AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

          2.1 Articles of Incorporation. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

          2.2 Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

          2.3 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

          2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.


                                   ARTICLE 3

                       CONVERSION OF DATA TRANSFER STOCK

          3.1 Conversion of Shares. At the Effective Time, each of the outstanding Data Transfer Shares (as defined below) shall be converted into the number of shares of Common

Stock, $.01 par value per share, of PMT (the "PMT Common Stock") determined by dividing the Aggregate Issuable PMT Shares by the Outstanding Data Transfer Shares. For purposes of this section, the capitalized terms shall have the definitions set forth:

               (a) "Aggregate Issuable PMT Shares" shall mean the PMT Base Shares multiplied by a fraction, the numerator of which is the Outstanding Data Transfer Shares and the denominator of which is the sum of Outstanding Data Transfer Shares and the Dissenting Data Transfer Shares.

               (b) "PMT Base Shares" shall mean 500,000 shares.

               (c) "Outstanding Data Transfer Shares" shall mean all of the issued and outstanding shares of each series of Data Transfer Common Stock immediately prior to the Effective Time (including any shares which may have been issued upon exercise of currently outstanding options or warrants) less Dissenting Data Transfer Shares.

               (d) "Dissenting Data Transfer Shares" shall mean outstanding shares of Data Transfer Common Stock, the holders of which have perfected their rights to dissent to the Merger under the IBCA.


     3.2 Fractional Shares. In lieu of the issuance of fractional shares of PMT Common Stock, each shareholder of Data Transfer, upon surrender of a certificate which immediately prior to the Effective Time represented Data Transfer Common Stock, shall be entitled to receive a cash payment (without interest) equal to the fair market value of any fraction of a share of PMT Common Stock to which such holder would be entitled but for this provision. For purposes of calculating such payment, the fair market value of a fraction of a share of PMT Common Stock shall be such fraction multiplied by the Average Price of PMT Common Stock. The "Average Price" of PMT Common Stock shall mean the average of the daily highest and lowest sale price of PMT Common Stock as traded on the NASDAQ National Market ("NASDAQ") for the twenty (20) trading days which end ten (10) days prior to the Closing Date.

     3.3 Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate or certificates theretofore representing Outstanding Data Transfer Shares (other than shares as to which dissenters rights have been perfected and not withdrawn or otherwise forfeited under the IBCA) upon surrender thereof, together with a completed letter of transmittal, to Waller Lansden Dortch & Davis (the "Exchange Agent"), as exchange agent for PMT, shall be entitled to receive in exchange therefor any payment due in lieu of fractional shares and a certificate or certificates representing the number of whole shares of PMT Common Stock into which such holders' Outstanding Data Transfer Shares were converted in a manner reasonably satisfactory to Data Transfer. Until so surrendered, each outstanding certificate representing Outstanding Data Transfer Shares shall be deemed for all purposes to represent the number of whole shares of PMT Common Stock into which the Outstanding Data Transfer Shares theretofore represented shall have been converted. PMT may, at its option, refuse to pay any dividend or other distribution, if any, payable to the holders of shares of PMT Common Stock to the holders of certificates representing Outstanding Data Transfer Shares until such certificates are surrendered for exchange, provided, however, that, subject to the rights of PMT under its charter, upon surrender and exchange of such Data Transfer certificates there shall be paid to the record holders of the PMT stock certificate or certificates issued in exchange therefor the amount, without interest, of dividends and other distributions, if any, which have become payable with respect to the number of whole shares of PMT Common Stock into which the Outstanding Data Transfer Shares theretofore represented thereby shall have been converted and which have not previously been paid. Under the terms of its credit agreements, PMT has agreed not to pay any cash dividends.

     3.4 Stock Splits, Etc. of PMT Common Stock. In the event PMT changes the number of shares of PMT Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reorganization or any other transaction in which any security of PMT or any other entity or cash is issued or paid in respect of the outstanding shares of PMT Common Stock and the record date therefor is after the date of this Agreement and prior to the Effective Time, the conversion ratio, as well as the dollar amounts set forth in Sections 3.1(b) and 8.2, shall be proportionately adjusted.

     3.5 Outstanding Options on Warrants. Immediately prior to the Closing, all outstanding options or warrants to purchase Data Transfer Common Stock will be exercised to the extent exercisable and cancelled to the extent not exercisable.


                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF DATA TRANSFER

     Except as set forth in the disclosure letter delivered prior to the execution hereof to PMT and attached hereto as Exhibit A (the "Data Transfer Disclosure Letter"), Data Transfer and each of the Controlling Data Transfer Stockholders severally represents and warrants to PMT that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     4.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Data Transfer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois. Data Transfer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of Data Transfer (a "Data Transfer Material Adverse Effect"). Data Transfer has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Data Transfer is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Data Transfer or any of its properties or assets is subject, where such violation would have a Data Transfer Material Adverse Effect. Data Transfer has obtained all licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, except where such failure to obtain the same would not have a Data Transfer Material Adverse Effect.

     4.2 Authorization, Validity and Effect of Agreements. Data Transfer has the full corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Data Transfer of the transactions contemplated hereby has been duly authorized by all requisite corporate action, including the required approvals by the Board of Directors of Data Transfer and the holders of the outstanding shares of Data Transfer Common Stock. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Data Transfer, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     4.3 Capitalization. The authorized capital stock of Data Transfer consists of 100,000 shares of common stock, $1.00 par value (the "Data Transfer Common Stock"). As of the date hereof, there are issued and outstanding 1,000 shares of Data Transfer Common Stock. Data Transfer has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Data Transfer on any matter. All issued and outstanding shares of Data Transfer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no options, warrants, calls subscriptions, convertible securities, or other rights, agreements or commitments which obligate Data Transfer to issue, transfer or sell any shares of capital stock of Data Transfer.

     4.4 Prior Sales of Securities. All offers and sales of Data Transfer Common Stock prior to the date hereof were at all relevant times exempt from the registration requirements of the Securities Act of 1933, as amended, and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws, or the relevant statutes of limitations have expired, or civil liability therefor has been eliminated by an offer to rescind.

     4.5  Subsidiaries.  Data Transfer has no subsidiaries.

     4.6 Other Interests. Except as set forth in the Data Transfer Disclosure Letter, Data Transfer does not own directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

     4.7 No Violation. After approval by requisite shareholder vote, neither the execution and delivery by Data Transfer of this Agreement nor the consummation by Data Transfer of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Data Transfer;
(ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation of imposition of any lien, security interest, charge or encumbrance upon any of the assets of Data Transfer pursuant to any material commitment, lease, contract, or other material agreement or instrument to which Data Transfer is a party; or
(iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to Data Transfer, the violation of which would have a Data Transfer Material Adverse Effect.

     4.8 Financial Statements. Data Transfer has delivered its unaudited financial statements for the year ended December 31, 1995 and for the six month period ended June 30, 1996 and will deliver promptly unaudited interim financial statements for each month and quarter subsequent thereto if prepared prior to the Closing Date. Each of the balance sheets provided to PMT (including any related notes and schedules) fairly presents in all materials respects the financial position of Data Transfer as of its date and each of the statements of income, retained earnings and cash flows provided to PMT (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows of Data Transfer for the periods set forth therein (subject, in the case of unaudited statements, to the omission of footnotes and to normal year end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Such financial statements have been prepared from the books and records of Data Transfer which accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Data Transfer. As of June 30, 1996 or any subsequent date for which a balance sheet is provided, Data Transfer did not have material liabilities, contingent or otherwise, whether due or to become due, known or unknown, other than as indicated on the balance sheet of such date or the notes thereto except for those incurred in the ordinary course of business since the date of such balance sheet. Data Transfer has adequately funded all accrued employee benefit costs and such funding (to the date thereof) is reflected in the balance sheet, except as to bonuses payable as a result of the Closing which will be reflected on the Closing Balance Sheet.

     4.9 Contracts. Schedule 4.9 lists all material contracts and other agreements to which Data Transfer is a party including:

          (a) any Independent Service Organizations ("ISO's") Agreements and any Independent Training Organization ("ITO") Agreements (collectively known as ISO/ITO Agreements);

          (b) any agreements with authorization network vendors ("Vendor Agreements");

          (c) all agreements with processing banks; or

          (d) any agreements that limit the right of Data Transfer prior to the Closing Date, or PMT, or its subsidiaries, after the Closing Date, to engage in or to compete with any person in any business, including the method by which any business may be conducted by Data Transfer prior to the Closing Date, or by PMT, or its subsidiaries, after the Closing Date.

     Each contract listed in Schedule 4.9 is in full force and effect, each is a legal, valid and binding contract, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by Data Transfer, in the timely performance or any material obligation to be performed or paid under such contract.

     4.10 No Material Adverse Changes.  Since June 30, 1996, there has not been
(i) any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of Data Transfer, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of Data Transfer's business: (ii) any extraordinary dividend declared or paid or distribution made on the capital stock of Data Transfer, or any capital stock thereof redeemed or repurchased;
(iii) any incurrence of long term debt in excess of $50,000; (iv) any salary, bonus or compensation increases to any officers, employees or agents of Data Transfer, other than customary increases; (v) any pending or threatened labor disputes or other labor problems against or potentially affecting Data Transfer; or (vi) any other transaction entered into by Data Transfer, except in the ordinary course of business and consistent with past practice.

     4.11 Tax Matters. Except as set forth in the Data Transfer Disclosure Letter, Data Transfer has duly paid all Taxes and other charges (whether or not shown on any Tax return) due or claimed to be due from it by federal, foreign, state or local taxing authorities; and true and correct copies of all Tax reports and returns relating to such Taxes and other charges for the fiscal years from 1991 through 1995 have been heretofore delivered to PMT (other than Data Transfer's 1995 federal income tax return for which an extension has been filed). The reserves for Taxes contained in the financial statements and carried on the books of Data Transfer (other than any reserve for deferred taxes established to reflect timing differences between book and tax income) are adequate to cover all Tax liabilities as of the date of this Agreement. Since June 30, 1996, Data Transfer has not incurred any Tax liabilities other than in the ordinary course of business; there are no Tax liens (other than liens for current Taxes not yet due) upon any properties or assets of Data Transfer (whether real, personal or mixed, tangible or intangible), and, except as reflected in the financial statements, there are no pending or threatened questions or examinations relating to, or claims asserted for, Taxes or assessments against Data Transfer. Data Transfer has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Data Transfer is not a party to any Tax allocation or sharing agreement. If Data Transfer has ever been a member of an affiliated group within the meaning of Section 1504 of the Code filing a consolidated federal income tax return (an "Affiliated Group"), each such Affiliated Group has filed all Tax returns that it was required to file for each taxable period during which Data Transfer was a member of the Affiliated Group, and has paid all taxes owed by the Affiliated Group (whether or not shown on the Tax return) for each taxable period during which Data Transfer was a member of the Affiliated Group. Data Transfer has no liability for the Taxes of any Affiliated Group under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law). Data Transfer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder. For purposes of this Agreement, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended ("Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or addition minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     4.12 Employees and Fringe Benefit Plans.

          (a) The Data Transfer Disclosure Letter sets forth the names, ages and titles of all members of the Board of Directors and officers of Data Transfer and all employees of Data Transfer earning in excess of $50,000 per annum, and the annual rate of compensation (including bonuses) being paid to each such member of the Board of Directors, officer and employee as of the most recent practicable date.

          (b) The Data Transfer Disclosure Letter lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of Data Transfer, whether legally binding or not, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "Plans"). All Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "Pension Plans."

          (c) For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, Data Transfer has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts and funding agreements which implement each such Plan.

          (d) Data Transfer does not have any commitment, whether formal or informal and whether legally binding or not, (i) to create any additional such Plan; (ii) to modify or change any such Plan; or (iii) to maintain for any period of time any such Plan. The Data Transfer Disclosure Letter contains an accurate and complete description of the funding policies (and commitments, if any) of Data Transfer with respect to each such existing Plan.

          (e) Data Transfer has no unfunded past service liability in respect of any of its Plans; the actually computed value of vested benefits under any Pension Plan of Data Transfer (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such Pension Plan; neither Data Transfer nor any Plan nor any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such Plans; such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any Pension Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each Pension Plan and each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, within the last three years, a favorable determination letter from the Internal Revenue Service.

          (f) Data Transfer has complied in all material respects with all applicable federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

          (g) The consummation of the transactions contemplated by this Agreement will not (i) result in the payment or series of payments by Data Transfer to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of Data Transfer to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any Plan (including vacation and sick pay).

          (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

          (i) Neither Data Transfer nor any "affiliate" of Data Transfer (as defined in ERISA) has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001 (a)(3) of Title IV of ERISA, and Data Transfer has not incurred and does not owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

          (j) No Pension Plan has been completely or partially terminated, nor has any plan been instituted by the PBGC to terminate any such Pension Plan; Data Transfer has not incurred, and does not presently owe, any liability to the PBGC or the Internal Revenue Service with respect to any Pension Plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

     4.13 Assets; Leaseholds.

          (a) Data Transfer owns the assets reflected on the June 30, 1996 Data Transfer balance sheet (including any patents, copyrights, trade names, service marks and other names and marks used in connection with its business), with good and marketable title, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except (i) for certain of the assets which are encumbered by liens that Data Transfer has the means to remove prior to the Effective Time, (ii) as shown on the title insurance policies previously furnished to PMT, (iii) real property taxes not yet due and payable, (iv) utility easements for utilities serving the Property, and (v) minor imperfections of title which do not materially affect the value and use of such assets.

          (b) Data Transfer owns good and marketable leasehold title to the premises leased by Data Transfer, free and clear of any and all claims, liens, mortgages, options, charges, conditional sale or title retention agreements, security interests, restrictions, easements, or encumbrances whatsoever and free and clear of any rights or privileges capable of becoming claims, liens, mortgages, options, charges, security interests, restrictions, easements or encumbrances, except to the extent expressly set forth in the leases. Following the Merger, Data Transfer will continue to have all its rights under such leases for the premises now leased by Data Transfer free and clear of any claims, liens, mortgages, options, charges, security interests, restrictions, easements, rights, privileges and encumbrances, except to the extent expressly set forth in the leases, and the Merger will not result in any increase in rents or charges under any lease.

     4.14 Lawfully Operating. To the best knowledge of Data Transfer, Data Transfer has been and currently is conducting and each of the premises leased or owned have been and now are being used and operated, in compliance in all material respects with all statutes, regulations, bylaws, orders, covenants, restrictions or plans of federal, state, regional, county or municipal authorities, agencies or board applicable to the same.

     4.15 No Subleases or Licenses. There are no subleases or licenses to use all or any portion of the premises leased by Data Transfer, except as set forth in the leases. The leases are valid, binding and enforceable in accordance with the terms of each, and are in good standing. Data Transfer is not in default in payment of rent, or in the performance of any of its material obligations under the leases and, to the best of Data Transfer's knowledge after reasonable investigation, no ground lessor to any such landlord or lessors is in default of any ground lease. To the best knowledge of Data Transfer, the landlords or lessors under the leases are not in breach of any of their Obligations under the leases and no ground lessor to any such landlord or lessor is in default of any ground lease. No state of facts exists which, after notice or lapse of time or both, would result in a breach or default under the leases by Data Transfer.
The copies of the leases which Data Transfer has delivered to PMT are true, correct and complete copies of the leases and Data Transfer has delivered to PMT all amendments, modifications, letter agreements and instruments of whatever form which relate to such leases (except correspondence sent or received in the ordinary course of business, including percentage rent reports, which do not alter the terms of the leases).

     4.16 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Data Transfer.

     4.17 Cash Flow of Merchant Accounts. Attached hereto as Schedule 4.17 is Data Transfer's most recent Visa/Mastercard Settlement Report (the "Settlement Report") issued by M & I Merchant Services. Since the date of the Settlement Report, there has not been any material adverse change in the cash flow of the merchant accounts with respect to which Data Transfer receives residual payments from Data Transfer's processing banks (the "Merchant Accounts") taken as a whole.

     4.18 No Litigation. Except as set forth in the Data Transfer Disclosure Letter, there are currently no pending, and the directors and executive officers of Data Transfer are not aware of any threatened, lawsuits or administrative proceedings or investigations against Data Transfer or to which its assets are subject, which, if adversely determined, could have a material adverse effect on the financial condition results of operations, business, prospects, assets, or liabilities of Data Transfer. Data Transfer is not subject to any currently existing order, writ, injunction, or decree relating to its operations.

     4.19 Corporate Records. True and correct copies of the Articles of Incorporation and bylaws of Data Transfer have been delivered to PMT. The corporate minute books of Data Transfer submitted to PMT for review correctly reflect all corporate action taken at all the meetings (or by written consent in lieu thereof) of its directors and shareholders and correctly record all resolutions thereof.

     4.20 No Defaults. Data Transfer has in all material respects performed all material obligations to be performed by it under all contracts, agreements, and commitments to which it is a party, and there is not under any such contracts, agreements, or commitments any existing default or event of default or event which with notice or lapse of time or both would constitute a default, which default would have a Data Transfer Material Adverse Effect.

     4.21 Inventory. The inventories of Data Transfer consist solely of items of quality and quantity useable and saleable in the ordinary course of business and will be maintained at normal levels continuously until the Closing Date.

     4.22 Hazardous Substances. For purposes of this Agreement, the following terms shall have the following meanings:

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)(S) 9601 et seq.;

     "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (i) and(ii) below, "Claims") or any permit issued under any such Environmental Law, including without limitation:

          (i) any and all Claims by governmental or regulatory authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

          (ii) any and all Claims by any third party seeking damages, response, costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment;

     "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, or safety of hazardous, toxic or dangerous materials, substances or wastes, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. (S)(S) 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. (S)(S) 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)(S) 1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. (S)(S) 136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. (S)(S) 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S)(S) 6901 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f et seq.; the Clean Water Act, as amended, 33 U.S.C. (S)(S) 1251, et seq.; and any similar state or local law;

     "Hazardous Materials" shall mean those materials listed in Section 101(14) of CERCLA, as hereinafter defined, and any other substance defined as toxic or hazardous under any federal, state or local law, rules, regulation, ordinance code or policy, including, but not limited to:

          (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls, including transformers or other equipment that contain dielectric fluid containing detectible levels of polychlorinated biphenyls, and radon gas;

          (ii) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) any current Environmental Law or currently listed as such pursuant to any Environmental Law; and

          (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority:

     "Improperly" means done in any manner that poses a threat to human health, safety or the environment;

     "Data Transfer Property" shall mean (i) any real property and improvements presently owned, leased, used, operated or occupied by Data Transfer, and (ii) any other real property and improvements at any previous time owned, leased, used, operated or occupied by Data Transfer, but only as to the time owned, leased, used, operated or occupied by Data Transfer;

     "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

     To the best knowledge of Data Transfer:

               (a) Hazardous Materials have not at any time been illegally or Improperly generated, used, treated or stored on, or transported to or from, any Data Transfer Property;

               (b) No asbestos containing materials or other Hazardous Materials have been installed in or affixed to structures on any Data Transfer Property;

               (c) Hazardous Materials have not at any time been disposed of or otherwise Released on any Data Transfer Property;

               (d) Data Transfer is currently, and has at all times in the past been, in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Data Transfer Property;

               (e) There are no past, pending or, to the knowledge of Data Transfer, threatened Environmental Claims against Data Transfer or any Data Transfer Property;

               (f) There are no facts or circumstances, conditions or occurrences on any Data Transfer Property or otherwise that could reasonably be anticipated by Data Transfer:

                    (i) to form the basis of an Environmental Claim against Data
               Transfer or any Data Transfer Property; or

                    (ii) to cause such Data Transfer Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Data Transfer Property under any Environmental Law; and

               (g) There are not now, nor have there been at any time, any aboveground or underground storage tanks located on any Data Transfer Property.

     4.23 Labor Matters. Data Transfer is not a party to any collective bargaining agreement and has not been the subject of any union activity or labor dispute, and there have not been any strike of any kind called or threatened to be called against Data Transfer. To the best knowledge of Data Transfer, Data Transfer has not violated any applicable federal or state law or regulation relating to labor or labor practices. Data Transfer has no liability to any of its employees, agents, or consultants in connection with grievances by, or the termination of, such employees, agents, or consultants.

     4.24 Pooling of Interests. Data Transfer has not taken or failed to take any action which, to the actual knowledge of the management and Board of Directors of Data Transfer, would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     4.25 No Brokers. Data Transfer has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Data Transfer or PMT to pay any Finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Data Transfer is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     4.26 PMT Stock Ownership. Data Transfer does not own any shares of PMT Common Stock or other securities convertible into PMT Common Stock.

     4.27 Full Disclosure. All of the information provided by Data Transfer and its representatives herein or in the Data Transfer Disclosure Letter are true, correct, and complete in all material respects and no representation, warranty, or statement made by Data Transfer in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to PMT. None of the executive officers of Data Transfer has withheld from PMT or its representatives disclosure of any event, condition, or fact that such officer knows, could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of Data Transfer, other than business conditions affecting the credit card services business generally.


                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF PMT AND MERGER SUB

     Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Data Transfer and attached hereto as Exhibit B (the "PMT Disclosure Letter"), PMT and Merger Sub represent and warrant to Data Transfer that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

     5.1 Existence; Good Standing; Corporate Authority; Compliance With Law. Each of PMT and Merger Sub is a corporation duly incorporated and validly existing under the laws of the state of its incorporation. PMT is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, results of operations or financial condition of PMT (a "PMT Material Adverse Effect"). PMT has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. PMT nor any of its properties or assets is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which PMT is subject, where such violation would have a PMT Material Adverse Effect. PMT has ail licenses, permits and other authorizations and has taken all actions required by applicable law or governmental regulations in connection with its business as now conducted, where the failure to obtain an such item or to take any such action would have a PMT Material Adverse Effect.

     5.2 Authorization, Validity and Effect of Agreements. Each of PMT and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by PMT and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of PMT and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3 Capitalization. The authorized capital stock of PMT consists of 40,000,000 shares of common stock, no par value ("PMT Common Stock") and 10,000,000 shares of preferred stock, $.01 par value (the "PMT Preferred Stock"). As of the date of this Agreement, there were 31,730,633 shares of PMT Common Stock issued and outstanding, and no shares of PMT Preferred Stock issued and outstanding. PMT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of PMT on any matter. All issued and outstanding shares of PMT Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as provided for in the PMT Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligates PMT to issue, transfer or sell any shares of capital stock of PMT.

     5.4 Subsidiaries. PMT has no subsidiaries except for Merger Sub. Merger Sub has been formed to effect the transactions contemplated by this Agreement. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, $.01 par value. Each of the outstanding shares of capital stock of Merger Sub is duly authorized, validly issued, fully paid and nonassessable, and is owned by PMT free and clear of all liens, pledges, security interests, claims or other encumbrances. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     5.5 Other Interests. Neither PMT nor Merger Sub owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     5.6 No Violation. Neither the execution and delivery by PMT and Merger Sub of this Agreement, nor the consummation by PMT and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of PMT or Merger Sub; (ii) conflict with, result in a breach of any provision of or the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the assets of PMT or Merger Sub pursuant to any material commitment, lease, contract, or other material agreement or instrument to which PMT or Merger Sub is a party; or (iii) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule, or regulation applicable to PMT or Merger Sub.

     5.7 SEC Documents. Prior to the date hereof, PMT has delivered to Data Transfer copies of all of PMT's Annual Reports on Forms 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission ("SEC") since June 14, 1996, and its proxy statement dated November 14, 1995 (the "PMT Reports"). The PMT Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the rules and regulations promulgated thereunder, and (ii) as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the PMT Reports (including the related notes and schedules) fairly presents the consolidated financial position of PMT as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the PMT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows of PMT for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect) in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. These representations shall be deemed to be made with respect to PMT Reports filed subsequent to the date hereof at the time of their filing. PMT has made all filings required to be filed by PMT under the 1934 Act.

     5.8 Litigation. There are no actions, suits or proceedings pending against PMT or, to the actual knowledge of the executive officers of PMT, overtly threatened in writing against PMT, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a PMT Material Adverse Effect except as set forth in the PMT Disclosure Letter.

     5.9 Taxes. The provisions for taxes shown on the PMT financial statements for the year ended July 31, 1995 are adequate to cover the liability of PMT for all taxes (including employer income tax withholding, social security and unemployment taxes) to the date thereof.

     5.10 Absence of Certain Changes. Since June 14, 1995, there has not been any material adverse change in the financial condition, results of operations, business, prospects, assets or liabilities (contingent or otherwise, whether due or to become due, known or unknown), of PMT, except for changes in the ordinary course of business consistent with historical experience resulting from the seasonal nature of PMT's business.

     5.11 No Brokers. PMT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Data Transfer or PMT to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. PMT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.12 Data Transfer Stock Ownership. Neither PMT nor Merger Sub owns any shares of capital stock of Data Transfer or other securities convertible into capital stock of Data Transfer.

     5.13 PMT Common Stock. The issuance and delivery by PMT of shares of PMT Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of PMT. The shares of PMT Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     5.14 Pooling of Interests. PMT has not taken or failed to take any action which, to the actual knowledge of the executive officers of PMT, would prevent the accounting for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretative releases issued pursuant thereto, and the pronouncements of the SEC.

     5.15 Full Disclosure. All of the information provided by PMT and its representatives herein or in the PMT Disclosure Letter are true, correct and complete in all material respects and no representation, warranty, or statement made by PMT in or pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty, or statement not misleading to Data Transfer. None of the executive officers of PMT has withheld from PMT or its representatives disclosure of any event, condition, or fact that such officer knows could materially adversely affect the financial condition, results of operations, business, prospects, assets, or liabilities of PMT, other than business conditions affecting the credit card services business generally.


                                   ARTICLE 6

                                   COVENANTS

     6.1 Covenants of PMT and Data Transfer. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that the other parties shall otherwise consent in writing) each of PMT and Data Transfer covenants with the other that, insofar as the obligations relate to it:

               (a) Each of PMT and Data Transfer shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business deals with them to the end that their good will and ongoing businesses shall not be impaired in any material respect at the Effective Time.

               (b) From the date hereof to the Effective Time, each of Data Transfer and PMT shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times during regular business hours to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Data Transfer and PMT.

               (c) PMT and Data Transfer shall cooperate and promptly prepare and PMT shall, at PMT's expense, file with the SEC, as soon as practicable after the Closing Date, a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the resale of the PMT Common Stock issuable in the Merger. PMT and Data Transfer will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations thereunder. PMT shall use all reasonable efforts, and Data Transfer will cooperate with PMT, to have the Registration Statement declared effective by the SEC by December 31, 1996, or as promptly as practicable thereafter. PMT agrees to use its best efforts to keep the Registration Statement effective for a period of 150 days (plus any Blackout Period) after the effective date or through April 30, 1997, whichever is later, and to promptly file amendments to the Registration Statement or promptly file such reports and/or statements required by the Securities Exchange Act of 1934 ("Exchange Act"), as amended, to the extent necessary so that such Registration Statement, including the Exchange Act reports and/or statements incorporated therein, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PMT shall use its best efforts to obtain prior to the effective date of the Registration Statement, and prior to the effective date of any registration statement effected pursuant to Section 6.2 hereof, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement. PMT agrees that the Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by PMT in reliance upon and in conformity with information concerning Data Transfer furnished to PMT by Data Transfer for use in the Registration Statement. Data Transfer agrees that the information provided by it for inclusion in the Registration
     Statement and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Registration Statement will be made by PMT or Data Transfer without the approval of the other party. PMT will advise Data Transfer and each of the holders of the PMT Common Stock issuable in the Merger, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the PMT Common Stock issued in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

               (d) Except as and to the extent required by law, PMT and Data Transfer hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party hereto furnished, or to be furnished, by such other party or their representatives in connection herewith at any time or in any manner other than in connection with its evaluation of the Merger. Except as required by law, and as set forth in this subparagraph (d), neither Data Transfer nor its representatives shall make any public statements regarding the Merger or this Agreement without the prior approval of PMT. After reasonable prior notice to Data Transfer, PMT may make such statements, disclosures and filings as it is advised by its counsel are necessary or appropriate for a public company. In the event the Merger is not effective for any reason, the confidentiality letter agreement between PMT and Data Transfer shall remain in full force and effect.

               (e) PMT represents that it believes it is currently eligible to utilize Form S-3 and currently believes there is no material non-public information which would preclude it from filing a registration statement on Form S-3. PMT agrees to use its best efforts to avoid any event that makes PMT ineligible to use Form S-3 in accordance with this Agreement.

               (f) PMT agrees to use its best efforts to file with the SEC in a timely manner all reports and other documents required of PMT under the 1933 Act and the Exchange Act.

     6.2  Registration.

          (a) Beginning after April 30, 1997, PMT and Data Transfer agree that if at any time thereafter PMT shall propose to file a registration statement with respect to any of its Common Stock on a form suitable for a secondary offering, it will give notice in writing to such effect to the registered holders of the PMT shares of Common Stock to be issued in the Merger (the "PMT Shares"), at least 30 days prior to such filing, and, at the written request of any such registered holder, made within 10 days after the receipt of such notice, will include therein at PMT's cost and expense (except for the fees and expenses of counsel to such holders and underwriting discounts and commissions, attributable to the PMT Shares included therein) such of the PMT Shares as such holders shall request; provided, however, that if the offering being registered by PMT is underwritten and if no other outstanding Common Stock of any selling shareholder of PMT is included therein and if the representative of the underwriters certifies in writing that the inclusion therein of the PMT Shares would materially and adversely affect the sale of the securities to be sold by PMT thereunder, the public offering of the PMT Shares included in such registration statement shall be delayed for a period of 90 days after the commencement of the underwritten public offering, provided that the representative of the underwriters certifies in writing that such delayed offering would not materially and adversely affect the sale of the securities to be sold by PMT or, if the representative of the underwriters will not so certify, the Data Transfer Shareholders shall not be permitted to participate in the registration. PMT, at its own expense, will cause the prospectus included in such registration statement to meet the requirements of the Securities Act until the earlier of the date that is 270 days after the effective date of such registration statement (or 365 days after such date if such offering of the PMT Shares is delayed as set forth in this Section 6.2(a)) or until all shares included therein have been sold.

          (b) At the time any registration statement filed in accordance with the provisions of Section 6.1(c) or 6.2(a) becomes effective, and at the effective date of any post-effective amendment thereto, PMT will, at its own expense, furnish to the holders of the PMT Shares included in such registration statement pursuant to Section 6.1(c) or 6.2, an opinion of PMT's counsel to the effect that the registration statement and the prospectus contained therein, and each amendment or supplement thereto, as of their respective effective or issue dates, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. Such counsel shall also state that no facts have come to the attention of such counsel that cause them to believe that such registration statement, the prospectus contained therein, or any amendment or supplement thereto, as of their respective effective or issue dates, contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements therein not misleading (except that no statement need be made with respect to any financial statements, notes thereto or other financial or statistical data or other expertized material contained therein). If for any reason PMT's counsel is unable to make such statement, PMT shall so notify the Data Transfer Shareholders and shall use its best efforts to remove expeditiously all impediments to the rendering of such opinion.

          (c) PMT shall promptly notify the participating holders of the PMT Shares of the occurrence of any event as a result of which any current prospectus included in a registration statement filed pursuant to this
     Section 6.2 includes any misstatement of a material fact or omits to state any material fact to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and shall promptly file amendments to the Registration Statement or promptly file such reports and/or statements required by the Exchange Act to the extent necessary so that such registration statement, including the Exchange Act reports and/or statements incorporated therein, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

          (d) PMT's obligations under Section 6.2(a) with respect to each holder of PMT Shares are expressly conditioned upon such holder's furnishing to PMT in writing such information concerning such holder and the terms of such holder's proposed offering as PMT shall reasonably request for inclusion in the registration statement. In the case of each registration effected pursuant to this Agreement, PMT shall indemnify each holder thereof (and each underwriter for such holder and each person, if any, who controls such underwriter within the meaning of the Securities Act) from any loss, claim, damage or liability arising out of or based upon any untrue statement of a material fact contained in such registration statement or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except for any such statement or omission based on information furnished in writing by such holder of PMT Shares expressly for use in connection with such registration statement; and such holder shall indemnify PMT (and each of its officers and directors who has signed such registration statement, each director, each person, if any, who controls PMT within the meaning of the Securities Act, each underwriter for PMT and each person, if any, who controls such underwriter within the meaning of the Securities Act) and each other such holder against any loss, claim, damage or liability arising from any such statement or omission which was made in reliance upon information furnished in writing to PMT by such holder of PMT Shares expressly for use in connection with such registration statement.

          (e) PMT shall furnish to each holder of PMT Shares such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the 1933 Act, and such other documents, as such holder of PMT Shares may reasonably request in order to effect the offering and sale of the PMT Shares to be offered and sold, but only while PMT shall be required under the provisions hereof to cause the registration statement to remain current.

          (f) The Company shall not be required to effect a registration under this Agreement if in the written opinion of counsel to the Company, which counsel and the opinion so rendered shall be reasonably acceptable to the holders of PMT Shares requesting registration, such holders may sell without registration under the 1933 Act all PMT Shares for which they requested registration under the provisions of the 1933 Act and in the quantity in which the PMT Shares were proposed to be sold, or if the Company shall have obtained from the SEC a "no-action" letter to that effect.

     6.3 Blackout Period. PMT shall be entitled, once per registration statement, to (i) postpone the filing or effectiveness of any Registration Statement contemplated under Section

6.1(c) and Section 6.2 hereof; or (ii) if effective, elect that any such Registration Statement not be useable and require the Data Transfer Shareholders to suspend sales pursuant to the prospectus contained therein, for a reasonable period of time, but not in excess of 60 days (a "Blackout Period"), if PMT determines in good faith that the registration and distribution of the shares of PMT Common Stock (or the use of the Registration Statement or related prospectus) would interfere with any pending material acquisition, material corporation reorganization or any other premature disclosure thereof. PMT shall promptly give the Data Transfer Shareholders written notice of such termination, containing a general statement of the reasons for such postponement or restriction of use and an approximation of the anticipated delay.

     6.4 Covenants of Data Transfer. Data Transfer covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that PMT shall otherwise consent in writing):

               (a) Prior to the Effective Time, Data Transfer agrees (a) that it shall, and shall direct and use its best efforts to cause its directors, officers, employees, shareholders, advisors, accountants and attorneys (the "Representatives"), including such Representatives of any of Data Transfer's affiliated entities or persons, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of Data Transfer (any such proposal or offer being hereinafter referred to as a "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a Acquisition Proposal; (b)that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6.4(a).

          (b) Data Transfer will make all normal and customary repairs, replacements, and improvements to its facilities, will not dispose of any assets (other than inventory in the ordinary course of business) other than at fair market value and with the prior written consent of PMT, and without limiting the generality of the foregoing or the covenants set forth in 6.1(a), Data Transfer will not, without the prior written consent of PMT which consent shall not be unreasonably withheld with respect to the matters set forth in (ix):

               (i) change its Articles of Incorporation or bylaws or merge and consolidate with or into any entity or obligate itself to do so;

               (ii) other than a dividend in customary amounts payable prior to Closing, declare, set aside or pay any cash dividend or other distribution on or in respect of shares of its capital stock, or any redemption, retirement or purchase with respect to its capital stock or issue any additional shares of its capital stock. Data Transfer may pay reasonable fees and expenses related to the transaction contemplated herein in accordance with a schedule of estimated fees and expenses approved by PMT;

               (iii) other than normal payments on loans for borrowed money, discharge or satisfy any lien, charge, encumbrance or indebtedness outside the ordinary course of business, except those required to be discharged or satisfied;

               (iv) authorize, guarantee or incur indebtedness aggregating in excess of $50,000;

               (v) make any capital expenditures or capital additions or betterments, or commitments therefor, aggregating in excess of $50,000;

               (vi)  loan funds to any person;

               (vii) institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body;

               (viii) mortgage, pledge or subject to any other encumbrance any of its property or assets, tangible or intangible;

               (ix) other than ordinary and customary raises for employees authorize any compensation increases of any kind whatsoever for any employee, provided Data Transfer shall pay owing or accrued deferred compensation;

               (x) enter into any material contract including leases and real estate agreements; or

               (xi) enter into any transaction outside the ordinary course of business.

          (c)  [INTENTIONALLY OMITTED.]

          (d) Without the prior written consent of PMT, Data Transfer shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Data Transfer herein not to be true, correct and accurate as of the Closing Date.

          (e) Data Transfer shall not take any action that will result, directly or indirectly, in a material adverse change in the value of the Merchant Accounts taken as a whole since June 30, 1996.

          (f) Data Transfer, prior to the Closing Date, shall have delivered its audited financial statements for the year ended December 31, 1995 and its unaudited statements for the six month period ended June 30, 1996, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Data Transfer shall promptly provide to PMT monthly and quarterly financial statements of Data Transfer.

          (g) Data Transfer, prior to the Closing Date, shall have arranged for the cancellation or exercise of the outstanding options or warrants to purchase Data Transfer Common Stock.

          (h) From and after the date hereof and until the Effective Time, Data Transfer shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

          (i) Data Transfer shall complete and file its federal and state income tax returns for the calendar 1996 periods up to the Closing Date. PMT shall provide reasonable assistance and financial information necessary for Data Transfer or its agents to complete and file such income tax returns.

          (j) Data Transfer shall accrue a liability, prior to Closing, for distributions to its shareholders on a basis consistent with periodic distributions declared and paid by Data Transfer in the historical financial statements referenced herein. These distributions shall be in an amount and form reasonably intended to allow the Data Transfer shareholders to pay estimated income tax deposits attributable to the income flowing through to the personal income tax returns of the Data Transfer shareholders as a result of S- corporation status.

     6.5 Covenants of PMT. PMT covenants and agrees that between the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Data Transfer shall otherwise consent in writing):

          (a) PMT shall promptly prepare and submit to the Nasdaq National Market a listing application covering the shares of PMT Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such PMT Common Stock, subject to official notice of issuance.

          (b) PMT shall promptly send Data Transfer copies of all filings with the SEC.

          (c) Without the prior written consent of Data Transfer, PMT shall not take any action which would cause or tend to cause the conditions upon the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled; including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by PMT herein not to be true, correct and accurate as of the Closing Date.

          (d) From and after the date hereof and until the Effective Time, PMT shall not (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

          (e) To the extent PMT elects, for whatever reason or no reason, not to retain any Data Transfer employees, for one year following the Closing Date, PMT will not oppose such person's claim for unemployment benefits, and PMT shall complete all appropriate questionnaires or claim forms required by state officials in this regard. As of the date hereof, PMT has made no representations, other than in good faith, regarding PMT's intent to retain any Data Transfer employees.

          (f) PMT agrees that after the Effective Time, it will indemnify any person who has rights to indemnification from Data Transfer to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Data Transfer's Articles of Incorporation or Bylaws as in effect on the date of this Agreement.

          (g) PMT shall report post-Merger combined results of Data Transfer and PMT in a Current Report on Form 8-K no later than 30 days after the end of the First full calendar month following the Effective Time if the requirement for publication of 30 days post-Merger combined results shall not have been satisfied in some other manner by such time in compliance with applicable rules.


                                   ARTICLE 7

                                   CONDITIONS

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) No action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by this Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

               (b) The PMT Common Stock to be issued in the Merger shall have been listed on the NASDAQ, and all necessary state securities law permits or approvals shall have been obtained.

               (c) PMT and Data Transfer shall have received an opinion of their own counsel satisfactory to them, generally to the effects that (i) the Merger qualifies as a reorganization under Section 368(a)(2)(E) of the Code, (ii) no material gain or loss will be recognized by Data Transfer or PMT as a result of the Merger, (iii) shareholders of Data Transfer who receive in the Merger solely either PMT Common Stock or PMT Common Stock and cash in lieu of fractional shares will recognize no gain or loss for federal income tax purposes with respect to the PMT Common Stock received in the Merger, and (iv) the Merger will not have a material adverse effect on the federal income tax consequences of PMT; provided that the failure to satisfy the requirements of clauses (ii) and (iv) of this subsection shall constitute a condition to consummation of the Merger only if asserted by PMT, and the failure to satisfy the requirements of clause (iii) of this subsection shall constitute a condition to consummation of the Merger only if asserted by Data Transfer.

               (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement, including those required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of PMT and Data Transfer, taken as a whole, following the Effective Time.

               (e) PMT shall have received from Data Transfer copies of all resolutions adopted by the Board of Directors and shareholders of Data Transfer in connection with this Agreement and the transactions contemplated hereby. Data Transfer shall have received from PMT and Merger Sub copies of all resolutions adopted by the Board of Directors of each respective company and the shareholders of Merger Sub in connection with this Agreement and the transactions contemplated hereby.

     7.2 Conditions to Obligation of Data Transfer to Effect the Merger. The obligation of Data Transfer to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) PMT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PMT and Merger Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and Data Transfer shall have received a certificate of the President or the Chief Financial Officer, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material change in the financial condition, business, operations or prospects of PMT, that would have or would be reasonably likely to have a PMT Material Adverse Effect other than any such change that affects both Data Transfer and PMT in a substantially similar manner.

          (c) Data Transfer shall have received a written opinion, dated as of the Closing Date, from the legal counsel of PMT, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of PMT and Data Transfer.

          (d) Prior to the Closing, Data Transfer shall not have notified PMT in writing that Data Transfer's review of PMT's business, operations, and the matters disclosed in the PMT Disclosure Letter has revealed matters (described in reasonable detail) which in Data Transfer's reasonable business judgment would adversely affect the business or operations of PMT.

     7.3 Conditions to Obligation of PMT and Merger Sub to Effect the Merger. The obligations of PMT and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) Data Transfer shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Data Transfer contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing Date, and PMT shall have received a certificate of the President of Data Transfer, dated the Closing Date, certifying to such effect.

          (b) PMT shall be satisfied that the Merger will qualify for accounting by PMT as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC. In connection therewith, PMT shall have received, on or before the Closing Date, a letter from Price Waterhouse LLP (or any other accountants of PMT's choosing) dated as of the Closing Date to the effect that the transactions contemplated by this Agreement may be treated by PMT as a "pooling of interests" for accounting purposes.

          (c)  [Intentionally omitted.]

          (d) From the date of this Agreement through the Effective Time, there shall not have occurred any material change in the financial condition, business, operations or prospects of Data Transfer, other than any such change that affects both Data Transfer and PMT in a substantially similar manner.

          (e) By or before the Closing Date, each of Martin R. Binder, Richard
     M. Binder and John Rante of Data Transfer, will have executed a valid non-competition agreement, with Data Transfer.

          (f) PMT shall have received a written opinion, dated as of the Closing Date, from the legal counsel of Data Transfer, in form and substance satisfactory to it, as to certain matters agreed upon by legal counsel of PMT and Data Transfer.

          (g) Prior to the Closing, PMT shall not have notified Data Transfer in writing that PMT's review of Data Transfer's business, operations, and the matters disclosed in the Data Transfer Disclosure Letter has revealed matters (described in reasonable detail) which in PMT's reasonable business judgment would adversely affect the business or operations of Data Transfer.

          (h) Prior to the Closing, PMT shall have determined that the consummation of the Merger meets all applicable requirements of any loan agreements to which it is a party.

          (i) In order to ensure that following the consummation of the Merger certain directors and officers of Data Transfer shall not engage in certain activities as specified in the noncompetition agreements, the directors of Data Transfer shall have executed noncompetition agreements, in form and substance satisfactory to PMT and the directors.

          (j) The Dissenting Data Transfer Shares shall not exceed 10% of the total number of outstanding shares of Data Transfer Common Stock.


                                   ARTICLE 8

                                  TERMINATION

     8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Data Transfer, by the mutual consent of PMT and Data Transfer.

     8.2 Termination by Either PMT or Data Transfer. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either PMT or Data Transfer if (a) the Merger shall not have been consummated by August 31, 1996, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree.

     8.3 Termination by Data Transfer. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Data Transfer, by action of the Board of Directors of Data Transfer, if there has been a breach by PMT or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a PMT Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of PMT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Data Transfer to PMT.

     8.4 Termination by PMT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of PMT, if (a) there has been a breach by Data Transfer of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have an Data Transfer Material Adverse Effect, (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Data Transfer, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by PMT to Data Transfer, or (c) the Merger will not qualify for accounting by PMT as a pooling of interests under generally accepted accounting principles and under applicable rules and regulations of the SEC.

     8.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Article, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto, or on the part of the respective directors, officers, employees, agents or shareholders of any of them.

     8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such parry contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 9

                                INDEMNIFICATION

     (a) Indemnification by Controlling Data Transfer Stockholders. Subject to the provisions of Sections 9(b), the Controlling Data Transfer Stockholders shall severally indemnify, save and keep PMT (including Data Transfer following the Merger) and its affiliates, successors and permitted assigns (the "PMT Indemnitees"), harmless against and from, and will reimburse the PMT Indemnitees on demand for, any liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the PMT Indemnitees at any time after the Closing Date as a result of, arising out of or by virtue of, (i) any misrepresentation, breach of any warranty or representation in any material respect, or nonfulfillment of any agreement or covenant on the part of Data Transfer or the Controlling Data Transfer Stockholders in any material respect, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto or any written statement or certificate furnished or to be furnished to PMT pursuant hereto or in any closing document delivered by Data Transfer or the Controlling Data Transfer Stockholders to PMT in connection herewith, or (ii) any final resolution, by settlement, adjudication, arbitration or otherwise, of any litigation or other adversarial proceeding pending or threatened against Data Transfer on the Closing Date as indicated in the DTA Disclosure Letter.

     (b) Controlling Data Transfer Stockholders' Liability. In no event shall the obligation of the Controlling Data Transfer Stockholders to indemnify PMT Indemnitees pursuant to Section 9(a) hereof exceed $1.2 million. The obligations of the Controlling Data Transfer Stockholders to indemnify PMT in respect to any Damages shall be several and not joint. Subject to the immediately preceding proviso, each Controlling Data Transfer Stockholder shall be liable for his pro rata percentage (based on the number of shares of PMT Common Stock received pursuant to Section 3.1 hereof) of Damages.

     (c) Indemnification by PMT. Upon the terms and subject to the conditions set forth in Section 9(d) hereof and this Section 9(c), PMT agrees to indemnify and hold the Controlling Data Transfer Stockholders (the "Stockholder Indemnitees") harmless against and from, and will reimburse the Stockholder Indemnitees on demand for, any Damages sustained or incurred by any of the Controlling Data Transfer Stockholder Indemnitees at any time after the Closing Date as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation in any material respect, or nonfulfillment of any agreement or covenant on the part of PMT in any material respect, whether contained in this Agreement or any Exhibit or Schedule hereto or thereto, or any written statement or certificate furnished or to be furnished

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

to the Controlling Data Transfer Stockholders pursuant hereto or in any closing document delivered by PMT to Data Transfer or the Controlling Data Transfer Stockholders in connection herewith.

     (d) Conditions of Indemnification Pursuant to Sections 9(a) and 9(c). (i) Promptly following the receipt by an PMT Indemnitee or a Stockholder Indemnitee (as defined in Section 9(c) herein) as the case may be, of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the PMT Indemnitee or Stockholder Indemnitee receiving the notice of the Third Party Claim (A) shall promptly notify the Controlling Data Transfer Stockholders or PMT, as the case may be, of its existence, setting forth the facts and circumstances of which such PMT Indemnitee or Stockholder Indemnitee has received notice, and (B) if the PMT Indemnitee or Stockholder Indemnitee giving such notice is a person entitled to indemnification under this Section 9 (an "Indemnified Party"), such Indemnified Party shall specify in such notice the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted.

          (ii) The Indemnified Party shall, upon reasonable notice by the Controlling Data Transfer Stockholders or PMT, as the case may be, tender the defense of a Third Party Claim to the Controlling Data Transfer Stockholders or PMT, as the case may be (the "Indemnifying Party"). If the Indemnifying Party accepts responsibility for the defense of a Third Party Claim, then the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten days prior to any such settlement, it shall give written notice of its intention to settle to the Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by the Indemnifying Party.

          (iii) If, in accordance with the foregoing provisions of this Section 9(d), an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if the Indemnifying Party shall fail to accept the defense of a Third Party Claim that has been tendered in accordance with this Section 9(d), the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 9(d) the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending the Third Party Claim that is incurred from time to time, immediately following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses. No failure by the Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 9 shall relieve it of such obligations to the extent they exist.

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

          (iv) Notwithstanding the foregoing, in connection with any settlement negotiated by the Indemnifying Party, no Indemnified Party shall be required to
(A) enter into any settlement (I) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, or (II) if the Indemnified Party shall, in writing to the Indemnifying Party within the ten day period prior to such proposed settlement, disapprove of such settlement proposal (which settlement proposal will not be unreasonably disapproved) and desire to have the Indemnifying Party tender the defense of such matter back to the Indemnified Party, or (B) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeds against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to Clause (II) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by the Indemnifying Party to the extent that, upon final resolution of such Third Party Claim, the Indemnifying Party's liability to the Indemnified Party but for this proviso exceeds what the Indemnifying Party's liability to the Indemnified Party would have been if the Indemnifying Party were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under Clause (II) above.

     (e) Release by the Controlling Data Transfer Stockholders. Effective upon the Closing, the Controlling Data Transfer Stockholders hereby release and discharge PMT and its subsidiaries and each of its officers and directors from, and agree and covenant that in no event will the Controlling Data Transfer Stockholders commence any litigation or other legal or administrative proceeding against, PMT, its Subsidiaries or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, suspected or consequential, past, present and future, arising out of or in any way connected with their ownership of the Data Transfer Shares prior to the Effective Time, other than claims or demands arising out of or in any way connected with this Agreement and the agreements and other documents contemplated hereby and the transaction contemplated hereby and thereby; provided, however, that nothing contained herein shall relieve any obligations of PMT to indemnify the Controlling Data Transfer Stockholders pursuant to Section 9 hereof.

     (f) Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that all representations and warranties, and the agreements of the Controlling Data Transfer Stockholders and PMT to indemnify each other set forth in this Section 9, shall survive and continue for, and all claims with respect thereto shall be made prior to the end of, 12 months from the Closing Date, except for (i) the covenants contained in this
Section 9 which shall survive until, and all claims with respect thereto shall be made within, 60 days after the expiration of the applicable statute of limitations, and (ii) representations, warranties and indemnities for which an indemnification claim shall be pending as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such claim until the final disposition thereof, and (iii) the covenants set forth in subsection 9(a)(ii) above shall survive until 60 days after the final resolution of all such litigation and claims.


                                   ARTICLE 10

                               GENERAL PROVISIONS

     10.1 Survival. The representations and warranties of the parties and the Controlling Data Transfer Stockholders shall survive until the first anniversary of the Closing Date.

     10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

     If to PMT or Merger Sub:             If to Data Transfer:

     Gregory S. Daily                     John Rante
     President                            President
     PMT Services, Inc.                   Date Transfer Associates, Inc.
     Two Maryland Farms, Suite 200        2700 South River Road, Suite 402
     Brentwood, Tennessee 37027           Des Plaines, Illinois 60018

     with a copy to:                      with a copy to:

     Howard W. Herndon                    Howard G. Kaplan, Esq.
     Waller Lansden Dortch & Davis        Howard Gordon Kaplan Ltd.
     511 Union Street, Suite 2100         180 North La Salle Street, 28th Floor
     Nashville, Tennessee  37219-1760     Chicago, Illinois 60601-2501

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     10.3 Assignment, Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     10.4 Entire Agreement. This Agreement, the Exhibits, the Data Transfer Disclosure Letter, the PMT Disclosure Letter, the confidentiality letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, discussions, negotiations, inducements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Data Transfer and PMT, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     10.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of Illinois applicable to contracts made and to be performed wholly within such state.

     10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.9 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.11 Incorporation of Exhibits. The Data Transfer Disclosure Letter, the PMT Disclosure Letter and the Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.13 Expenses. Each party to this Agreement shall bear its own expenses in connection with the Merger and the transactions contemplated hereby; provided, however, that if the Merger is not consummated for any reason other than (a) a willful breach of this Agreement by Data Transfer; (b) the failure by Data Transfer to satisfy the covenant set forth in Section 6.2(e); (c) Data Transfer's taking or causing to be taken any action which it knows, after reasonable inquiry to its independent accountants, would disqualify the transaction as a pooling of interests; or (d) the failure of Data Transfer's shareholders to approve the Merger, then PMT shall promptly reimburse Data Transfer for its reasonable expenses incurred in connection with the preparation and audit of Data Transfer's audited financial statements.

     10.14 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     10.15 Press Releases. All press releases issued by PMT or Data Transfer with respect to these transactions shall be in form reasonably approved by PMT and Data Transfer.

     10.16 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

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

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.


                                    PMT SERVICES, INC.
ATTEST:


By:/s/ Vickie G. Johnson            By:/s/ Gregory S. Daily
   ------------------------            -----------------------------
                                       Gregory S. Daily
                                       President


                                    PMT ILLINOIS ACQUISITION
                                    CORPORATION
ATTEST:


By:/s/ Vickie G. Johnson            By: /s/ Gregory S. Daily
   ------------------------            -----------------------------
                                       Gregory S. Daily
                                       President


                                    DATA TRANSFER ASSOCIATES, INC.
ATTEST:


By:                                 By:/s/ John Rante
   -----------------------             -----------------------------
                                      John Rante
                                       President



ATTEST:                                MARTIN R. BINDER


By:                                    /s/ Martin R. Binder
   -----------------------             -----------------------------

ATTEST:                                  RICHARD M. BINDER


By:                                      /s/ Richard Binder
   ------------------                    ---------------------------





ATTEST:                                  JOHN RANTE


By:
   -----------------                     --------------------------


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